UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2008

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

124 N. First Street
Louisville, Kentucky 40202
(Address of Principal Executive Offices)

502-379-4788
(Issuer Telephone number)

SUNCREST GLOBAL ENERGY CORP.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

        As more fully described in Item 2.01 of the Current Report on Form 8-K dated December 20, 2007, a change in control of Beacon Enterprise Solutions Group, Inc., f/k/a Suncrest Global Energy Corp., a Nevada corporation (the “Company”) occurred on December 20, 2007. As a result of such change of control, all of the outstanding Common Shares of Beacon Enterprise Solutions Group, Inc., an Indiana corporation (“Beacon (IN)”) are owned by the Company, and the former holders of Beacon (IN) Common Shares have voting control of the Company. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Current Report on Form 8-K dated December 20, 2007.

        As more fully described in Item 8.01 below, which information is incorporated into this Item 3.02 by reference, on March 7, 2008, the Company issued warrants to purchase an aggregate of 716,131 shares of the Company’s Common Stock and Beacon (IN) issued 772.8 Beacon (IN) Series A-1 Preferred Shares.

        The Company and Beacon (IN) are relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Company’s warrants and Common Stock and Beacon (IN) Series A-1 Preferred Shares, which exemption the Company and Beacon (IN) believe is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as “accredited investors” as defined in Regulation D under the Securities Act.

Item 8.01 Other Events.

PRIVATE PLACEMENT

        In connection with the change of control described above and the Phase I Acquisitions described in the Current Report on Form 8-K dated December 20, 2007, Beacon (IN) entered into an agreement with a New York-based securities broker-dealer (the “Placement Agent”). The Company and Beacon (IN) have engaged with the Placement Agent in a private placement of up to 40 units (the “Series A Units”), at a purchase price of $100,000 per Series A Unit, with each Series A Unit comprised of (i) 100 Beacon (IN) Series A Preferred Shares, which were exchanged for shares of Series A Preferred Stock of the Company, and (ii) a five year warrant to purchase 66,667 Beacon Common Shares at a purchase price of $1.00 per Beacon (IN) Common Share, which were exchanged for warrants to purchase the same number of shares of Common Stock of the Company (collectively the “Series A Offering”). The Company and Beacon (IN) completed the Series A Offering of the aggregate of 40 units for aggregate proceeds of $4.0 million on February 12, 2008, and the exchange of securities of the Company for securities of Beacon (IN) was completed on February 15, 2008. The Series A Offering was oversubscribed resulting in a number of qualified investors who were unable to participate in the offering.

        Following the closing of the Series A Offering, the Company and Beacon (IN) prepared an additional private offering (the “Series A-1 Offering”). On March 7, 2008, the Company and Beacon (IN) sold and issued a total of 7.728 Units (the “Series A-1 Units”) to accredited investors, representing an aggregate investment of $772,800 pursuant to its Series A-1 Offering. Each Series A-1 Unit was sold for a purchase price of $100,000 and was comprised of (i) 100 Beacon (IN) Series A-1 Preferred Shares and (ii) a five year warrant (the “Investor Warrant”) to purchase 66,667 Common Shares of the Company at a purchase price of $1.00 per share of Common Stock (collectively the “Series A-1 Offering”).

        The Investor Warrants each have a five year exercise period and an exercise price of $1.00 per share of the Company’s Common Stock, payable in cash on the exercise date. The exercise price is subject to adjustment upon certain occurrences specified in the Investor Warrants. The Beacon (IN) Series A-1 Preferred Shares have terms similar to those of the Beacon (IN) Series A Preferred Shares, but are junior to the Series A Preferred Shares with respect to dividend rights and liquidation preferences. The Beacon (IN) Series A-1 Preferred Shares will be exchanged for shares of Series A-1 Preferred Stock of the Company after the Company is able to amend its Articles of Incorporation to provide for the issuance of Series A-1 Preferred Stock. The Company has used the proceeds of the closing to pay fees of the Placement Agent and other expenses of the Company and to provide working capital, as set forth in the table below.

        Finally, the Placement Agent earned warrants to purchase 200,928 shares of Common Stock of the Company at $1.00 per share of Common Stock.

Uses of Proceeds

Placement costs	$100,464
Blue sky fees	850
Legal fees	10,000
Working capital	661,486

Gross Offering Proceeds	$772,800

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

Date: March 13, 2008	By:	/s/ Bruce Widener
Bruce Widener, Chief Executive Officer